Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-41961, No. 333-33576, No. 333-56950, No. 333-65748, No. 333-81880, No. 333-90156, No. 333-107637, No. 333-118095, No. 333-134948, No. 333-149976, No. 333-151262, No. 333-170531 and No. 333-197424 on Forms S-8 of our reports dated February 27, 2015, relating to (1) the consolidated financial statements of AmSurg Corp. and subsidiaries (the “Company”), (2) the financial statement schedule of the Company, and (3) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of AmSurg Corp. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee
February 27, 2015